Exhibit 99.1

TerrAscend Second Quarter 2022 Revenue Increases 31% Sequentially to $65 Million

NEWS PROVIDED BY

TerrAscend

Aug 11, 2022,16:05 ET

TORONTO, Aug. 11, 2022 - TerrAscend Corp. (“TerrAscend” or the “Company”) (CSE: TER) (OTCQX: TRSSF), a leading North American cannabis operator, today reported its financial results for the second quarter ending June 30, 2022. All amounts are expressed in U.S. dollars unless indicated otherwise and are prepared under U.S. Generally Accepted Accounting principles (GAAP).

Second Quarter 2022 Financial Highlights

•
Net Sales increased 31% sequentially to $65 million as compared to $50 million in Q1 2022.
•
Gross Profit Margin was 35.5% as compared to 30.4% in Q1 2022.
•
Adjusted Gross Profit Margin1 was 47.1% as compared to 38.4% in Q1 2022.
•
Adjusted EBITDA1 was $5.8 million as compared to $3.3 million in Q1 2022.
•
Adjusted EBITDA Margin1 was 8.9% as compared to 6.6% in Q1 2022.
•
GAAP Net Income was $14.2 million as compared to net loss of $16 million in Q1 2022.
•
Cash and Cash Equivalents totaled $49 million as of June 30, 2022.

Jason Wild, Executive Chairman of TerrAscend, commented, “We grew revenue 31% sequentially for the second quarter as New Jersey adult-use sales got off to a great start. Growth should continue as we remain on track for each of our stores in New Jersey to achieve at least a $40 million run rate in their first full year of adult-use sales. Adjusted EBITDA and margins grew sequentially, and I expect this to continue into the second half of the year. The leadership team, which has been significantly bolstered over the past few quarters, remains focused on building the business for success over the long term and we will continue to make decisions with that mindset.”

Ziad Ghanem, President and Chief Operating Officer, added, “TerrAscend is focused on engaging our team members, listening to our customers, delivering quality products, and achieving operational excellence. Between our state line up and the wide-open map that will allow us to be selective on where we go next, TerrAscend is set up for strong growth for years to come. We will achieve that growth while improving margins and driving profitability.”

Financial Summary Q2 2022 and Comparative Periods

(in millions of U.S. Dollars)	Q2 2021	Q1 2022	Q2 2022
Revenue, net	58.7	49.7	64.8
QoQ increase	10.1%	0.9%	30.5%
YoY increase	71.6%	-6.9%	10.4%

Gross profit	34.8	15.1	23.0
Adjusted Gross profit[1]	35.9	19.1	30.5
Adjusted gross margin %	61.1%	38.4%	47.1%

Share-based compensation expense	4.6	3.4	4.4
General & Administrative expense (excluding share based comp)	16.1	19.2	29.5
% of revenue, net	27.4%	38.7%	45.5%

Adjusted EBITDA[1]	23.2	3.3	5.8
Adjusted EBITDA % of revenue, net	39.5%	6.6%	8.9%

Net income (loss)	(29.7)	(16.0)	14.2
Cash used in operations	(16.3)	(18.8)	(16.1)

1. Adjusted EBITDA and the respective margin and Adjusted Gross Profit and the respective margin are non-GAAP measures. Please see discussion and reconciliation of non-GAAP measures at the end of this press release.

Second Quarter 2022 Business and Operational Highlights

•
Held the grand opening of adult-use sales on April 21st at its Apothecarium stores in Maplewood and Phillipsburg, New Jersey, two of only twelve dispensaries at the time to open for adult-use sales in the state.
•
Approved for hydrocarbon extraction in New Jersey with initial products launched in the quarter.
•
Successfully launched Cookies and Gage brands in New Jersey, resulting in a 40% increase in sales for the first full weekend versus the prior weekend with continued momentum and growth since launch. Signed lease on new facility in New Jersey, which will accommodate expanded capacity up to the 150,000 square foot canopy limit over time.
•
Received home delivery license for medical patients in New Jersey. Partnered with Cookies to open third Cookies-branded dispensary in Michigan, located in Ann Arbor.
•
Announced agreement to acquire KISA Enterprises MI, LLC and KISA Holdings, LLC (“Pinnacle”), a dispensary operator in Michigan with 5 operational locations.
•
Operationalized extraction lab and packaging facility in Michigan. Introduced Khalifa Kush, a premium cannabis brand founded by Grammy Award-nominated recording artist Wiz Khalifa, at Gage Cannabis dispensaries in Michigan.
•
Announced agreement to acquire Allegany Medical Marijuana Dispensary (“AMMD”) located in Cumberland, Maryland, which will enable the Company to become vertically integrated in the state. Appointed Lynn Gefen as Chief Legal Officer and Corporate Secretary.

Subsequent Events

•
Opened third New Jersey Apothecarium Dispensary in Lodi.

•
Opened first “Cookies Corner” at The Apothecarium location in Maplewood, New Jersey.
•
Exclusively launched Chris Webber’s “Players Only” premium cannabis brand in Gage and Cookies dispensaries in Michigan.

Second Quarter 2022 Financial Results

Net sales for the second quarter of 2022 totaled $64.8 million, an increase of 30.5% sequentially and 10.4% year over year, mainly related to a partial quarter of adult use sales in New Jersey along with a full quarter of contribution related to the acquisition of Gage, partially offset by the Company’s decision to discontinue non-branded wholesale sales in Michigan.

Gross margin for the second quarter of 2022 was 35.5%. Adjusted gross margin was 47.1% as compared to 38.4% in the previous quarter, an improvement of 870 basis points quarter over quarter. The sequential margin expansion was driven by strong improvements across all of the Company’s core businesses. Adjusted gross margin excludes the one-time impact of reserves and write-downs related to aged inventory in Pennsylvania, dating back to the revamp of its cultivation facility in the second half of 2021.

General & Administrative expenses (G&A), excluding stock-based compensation, increased $10 million versus the first quarter of 2022 to $29.5 million, mainly driven by the full quarter addition of the Gage acquisition. Excluding Michigan, G&A expenses were up $1.1 million quarter over quarter related to additional staffing and other pre-opening expenses in preparation for the start of adult use sales in New Jersey. As a percentage of revenue, G&A increased to 45.5% in the second quarter from 38.7% in the previous quarter. The increase as a percentage of revenue was impacted by the addition of Gage for a full quarter as well as staffing for all three stores in New Jersey despite the delayed opening of the Lodi store, which opened subsequent to the quarter.

Adjusted EBITDA for the quarter was $5.8 million versus $3.3 million in the first quarter of 2022. Adjusted EBITDA margin improved from 6.6% in the first quarter to 8.9% in the second quarter. The improvement was driven by higher sales and improved gross margin, offset by higher G&A expenses with the addition of Gage for a full quarter and costs associated with the launch of adult-use in New Jersey.

GAAP Net income for the quarter was $14.2 million, compared to a Net loss of $16.0 million in first quarter of 2022.

Balance Sheet and Cash Flow

Cash and cash equivalents were $49 million as of June 30, 2022, compared to $88 million as of March 31, 2022. The Company has ample liquidity and access to capital, mainly through its capacity for additional borrowing related to its unencumbered owned assets and minimal usage of sale leasebacks. The Company also has the ability to raise equity should the capital markets improve.

Cash used from operations was $16.1 million for the three months ended June 30, 2022, mainly driven by tax payments of $9.2 million and interest payments of $6.4 million. Current income taxes payable at the end of the period was $13 million.

Capital expenditures, including deposits, were $12.3 million in the quarter, primarily related to the on-going expansion work at the Company’s Maryland and Michigan cultivation and processing facilities. The Company also made final note payments of $5 million related to its previous acquisitions of HMS in Maryland and KCR in Pennsylvania.

As of August 11, 2022, there were 318 million basic shares outstanding including 253 million common shares, 13 million preferred shares as converted, and 52 million exchangeable shares.

Conference Call

TerrAscend will host a conference call today, August 11, 2022, to discuss these results. Jason Wild, Executive Chairman, Ziad Ghanem, President and Chief Operating Officer, and Keith Stauffer, Chief Financial Officer, will host the call starting at 5:00 p.m. Eastern time. A question-and-answer session will follow management’s presentation.

CONFERENCE CALL DETAILS

DATE:	Thursday, August 11, 2022
TIME:	5:00 p.m. Eastern Time
WEBCAST:	Click Here
DIAL-IN NUMBER:	1-888-664-6392
CONFERENCE ID:	81354387
416-764-8677 or 1-888-390-0541
REPLAY:	Available until 12:00 midnight Eastern Time Thursday, August 26, 2022 Replay Code: 354387#

Financial results and analyses are available on the Company’s website (www.terrascend.com) and SEDAR (www.sedar.com).

The Canadian Securities Exchange (“CSE”) has neither approved nor disapproved the contents of this news release. Neither the CSE nor its Market Regulator (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates Adjusted Gross Profit as Gross Profit adjusted for certain material non-cash items and Adjusted EBITDA as EBITDA adjusted for certain material non-cash items and certain other adjustments management believes are not reflective of the ongoing operations and performance. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes this definition is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of the Company’s underlying business performance and other one-time or non-recurring expenses.

The table below reconciles Gross Profit and Adjusted Gross Profit for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021

	For the Three Months Ended
(in millions of U.S. Dollars)	June 30, 2021	March 31, 2022	June 30, 2022
Gross profit	34,835	15,140	22,993
Add (deduct) the impact of:
Vape recall	—	1,894	1,071
Accelerated depreciation	—	238	—
Non-cash write downs of inventory	449	—	5,894
Relief of fair value of inventory upon acquisition	567	1,806	549
Adjusted gross profit	35,851	19,078	30,507

The table below reconciles net loss to EBITDA and Adjusted EBITDA for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2021	2022	2022

Net income (loss)	$ (29,662)	$ (16,006)	$ 14,162
Add (deduct) the impact of:
Provision for income taxes	6,937	3,743	4,688
Finance expenses	6,424	6,699	9,427
Amortization and depreciation	3,529	5,084	7,046
EBITDA	(12,772)	(480)	35,323
Add (deduct) the impact of:
Relief of fair value of inventory upon acquisition	567	1,806	549
Non-cash write downs of inventory	449	-	5,894
Vape recall	-	1,894	1,071
Share-based compensation	4,648	3,356	4,463
Impairment of goodwill and intangible assets	8,640	—	—
Loss on disposal of fixed assets	36	—	929
Revaluation of contingent consideration	(7)	119	34
Restructuring and executive severance	467	—	—
Legal settlements	740	—	—
Other one-time items	860	1,974	924
(Gain) loss on fair value of warrants and purchase option derivative asset	19,891	(5,713)	(47,345)
Indemnification asset release	2,599	(25)	3,998
Unrealized and realized loss (gain) on investments	(5,964)	—	234
Unrealized and realized foreign exchange loss	3,055	356	(306)
Adjusted EBITDA	$ 23,209	$ 3,287	$ 5,768

About TerrAscend

TerrAscend is a leading North American cannabis operator with vertically integrated operations in Pennsylvania, New Jersey, Michigan and California, licensed cultivation and processing operations in Maryland and licensed production in Canada. TerrAscend operates The Apothecarium and Gage dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns several synergistic businesses and brands, including Gage Cannabis, The Apothecarium, Ilera Healthcare, Kind Tree, Prism, State Flower, Valhalla Confections, and Arise Bioscience Inc. For more information, visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend’s operations and financial performance.

Forward Looking Information

This news release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include statements with respect to future revenue and profits. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR at www.sedar.com.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

Unaudited Interim Condensed Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	At	At
	December 31,
	June 30, 2022	2021
Assets
Current Assets
Cash and cash equivalents	$ 48,426	$ 79,642
Restricted cash	605	—
Accounts receivable, net	22,189	14,920
Investments	4,072	—
Inventory	54,371	42,323
Prepaid Expenses and other current assets	7,655	6,336
	137,318	143,221
Non-Current Assets
Property and equipment, net	238,797	140,762
Deposits	4,698	—
Operating lease right of use assets	30,570	29,561
Intangible assets, net	351,638	168,984
Goodwill	240,598	90,326
Indemnification asset	-	3,969

Other non-current assets	4,998	5,111
	871,299	438,713
Total Assets	$ 1,008,617	$ 581,934
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$ 57,535	$ 30,340
Deferred revenue	2,404	1,071
Loans payable, current	58,856	8,837
Contingent consideration payable, current	3,028	9,982
Operating lease liability, current	1,394	1,171
Lease obligations under finance leases, current	384	22
Corporate income tax payable	13,189	9,621
Other current liabilities	3,613	-
	140,403	61,044
Non-Current Liabilities
Loans payable, non-current	180,781	176,306
Contingent consideration payable, non-current	2,620	2,553
Operating lease liability, non-current	31,680	30,573
Lease obligations under finance leases, non-current	4,794	181
Warrant liability	6,176	54,986
Deferred income tax liability	73,087	14,269
Financing obligations	11,606	—
Other long term liabilities	12,502	13,068
	323,246	291,936
Total Liabilities	463,649	352,980
Commitments and Contingencies
Shareholders’ Equity
Share Capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; 12,658 and 13,708 shares outstanding as of June 30, 2022 and December 31, 2021 respectively	—	—
Series B, convertible preferred stock, no par value, unlimited shares authorized; 610 and 610 shares outstanding as of June 30, 2022 and December 31, 2021 respectively	—	—
Series C, convertible preferred stock, no par value, unlimited shares authorized; nil and 36 shares outstanding as of June 30, 2022 and December 31, 2021 respectively	—	—
Series D, convertible preferred stock, no par value, unlimited shares authorized; nil and nil shares outstanding as of June 30, 2022 and December 31, 2021 respectively	—	—
Proportionate voting shares, no par value, unlimited shares authorized; nil and nil shares outstanding as of June 30, 2022 and December 31, 2021 respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; 52,395,071 and 38,890,571 shares outstanding as of June 30, 2022 and December 31, 2021 respectively	—	—
Common stock, no par value, unlimited shares authorized; 252,707,325 and 190,930,800 shares outstanding as of June 30, 2022 and December 31, 2021 respectively	—	—
Additional paid in capital	854,948	535,418
Accumulated other comprehensive income (loss)	(1,063)	2,823
Accumulated deficit	(315,132)	(314,654)
Non-controlling interest	6,215	5,367
Total Shareholders’ Equity	544,968	228,954
Total Liabilities and Shareholders’ Equity	$ 1,008,617	$ 581,934

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue	$ 65,367	$ 61,977	$ 115,812	$ 118,473
Excise and cultivation tax	(563)	(3,254)	(1,349)	(6,396)
Revenue, net	64,804	58,723	114,463	112,077

Cost of Sales	41,811	23,888	76,330	42,300

Gross profit	22,993	34,835	38,133	69,777

Operating expenses:
General and administrative	33,981	20,750	56,533	41,142
Amortization and depreciation	3,016	1,844	5,634	3,717
Total operating expenses	36,997	22,594	62,167	44,859

(Loss) income from operations	(14,004)	12,241	(24,034)	24,918
Other expense (income)
Revaluation of contingent consideration	34	(7)	153	2,990
(Gain) loss on fair value of warrants and purchase option derivative asset	(47,345)	19,891	(53,058)	25,301
Finance and other expenses	13,902	8,919	20,758	15,309
Transaction and restructuring costs	627	432	1,242	432
Impairment of goodwill	—	5,007	—	5,007
Impairment of intangible assets	—	3,633	—	3,633
Unrealized and realized foreign exchange loss	(306)	3,055	50	5,838
Unrealized and realized loss (gain) on investments	234	(5,964)	234	(6,192)
Income (loss) before provision from income taxes	18,850	(22,725)	6,587	(27,400)
Provision for income taxes	4,688	6,937	8,431	16,373
Net income (loss)	$ 14,162	$ (29,662)	$ (1,844)	$ (43,773)

Foreign currency translation	280	(3,025)	3,887	(5,214)
Comprehensive income (loss)	$ 13,882	$ (26,637)	$ (5,731)	$ (38,559)

Net income (loss) attributable to:
Common and proportionate
Shareholders of the Company	$ 13,217	$ (30,660)	$ (3,140)	$ (44,834)
Non-controlling interests	945	998	1,296	1,061

Comprehensive income (loss) attributable to:
Common and proportionate
Shareholders of the Company	$ 12,937	$ (27,635)	$ (7,027)	$ (39,620)
Non-controlling interests	945	998	1,296	1,061

Net income (loss) per share, basic and diluted

Net income (loss) per share - basic	$ 0.05	$ (0.17)	$ (0.01)	$ (0.25)
Weighted average number of outstanding common and proportionate voting shares	252,305,425	182,369,839	231,829,926	176,901,119
Net income (loss) per share - diluted	$ 0.05	$ (0.17)	$ (0.01)	$ (0.25)
Weighted average number of outstanding common and proportionate voting shares, assuming dilution	257,883,711	182,369,839	231,829,926	176,901,119

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	For the Six Months Ended
	June 30,	June 30,
	2022	2021
Operating activities
Net loss	$ (1,844)	$ (43,773)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Non-cash write downs of inventory	8,495	699
Accretion expense	1,936	(544)
Depreciation of property and equipment and amortization of intangible assets	12,131	7,050
Amortization of operating right-of-use assets	1,074	2,269
Share-based compensation	7,819	8,215
Deferred income tax (recovery) expense	(787)	285
(Gain) loss on fair value of warrants and purchase option derivative	(53,058)	25,301
Revaluation of contingent consideration	153	2,990
Impairment of intangible assets	—	3,633
Impairment of goodwill	—	5,007
Loss on disposal of fixed assets	929	—
Release of indemnification asset	3,973	3,796
Forgiveness of loan principal and interest	—	(766)
Unrealized and realized foreign exchange loss	50	5,838
Unrealized and realized loss (gain) on investments	234	(6,192)
Changes in operating assets and liabilities
Receivables	475	(950)
Inventory	208	(9,879)
Prepaid expense and deposits	1,474	(507)
Deposits	206	—
Other assets	461	389
Accounts payable and accrued liabilities and other payables	(8,299)	639
Operating lease liability	(614)	(1,889)
Other liability	(10,353)	—
Contingent consideration payable	(410)	(11,394)
Corporate income tax payable	5	(293)
Deferred revenue	766	—
Net cash used in operating activities	(34,976)	(10,076)
Investing activities
Investment in property and equipment	(12,500)	(10,856)
Investment in intangible assets	(1,330)	(40)
Principal payments received on lease receivable	392	359

Distributions of earnings from associates	—	469
Deposits for property and equipment	(10,036)	(10,583)
Deposits for business acquisition	(852)	—
Payments made for land contracts	(429)	—
Cash received on acquisition	24,716	—
Cash portion of consideration paid in acquisitions, net of cash acquired	—	(42,736)
Net cash used in investing activities	(39)	(63,387)
Financing activities
Proceeds from options and warrants exercised	24,158	12,921
Loan principal paid	(5,203)	—
Loan amendment fee paid	(1,200)	—
Proceeds from loans payable	—	766
Cash distributions to NJ partners	(1,436)	—
Capital contributions received (paid) from (to) non-controlling interests	(448)	(383)
Payments of contingent consideration	(6,630)	(18,274)
Payments made for financing obligations	(460)	—
Proceeds from private placement, net of share issuance costs	—	173,477
Net cash provided by financing activities	8,781	168,507
Net (decrease) increase in cash and cash equivalents and restricted cash during the period	(26,234)	95,044
Net effects of foreign exchange	(4,377)	(89)
Cash and cash equivalents and restricted cash, beginning of period	79,642	59,226
Cash and cash equivalents and restricted cash, end of period	$ 49,031	$ 154,181
Supplemental disclosure with respect to cash flows
Income taxes paid	$ 9,213	$ 16,381
Interest paid	$ 14,641	$ 13,290
Lease termination fee paid	$ 3,300	-
Non-cash transactions
Equity and warrant liability issued as consideration for acquisition	$ 294,800	$ 34,427
Promissory note issued as consideration for acquisitions	$ -	$ 6,750
Shares issued for liability settlement	$ 22	$ 57
Accrued capital purchases	$ 9,776	$ 336

SOURCE TerrAscend

For further information: For more information regarding TerrAscend: Keith Stauffer, Chief Financial Officer, ir@terrascend.com, 855-837-7295

TerrAscend Corp. CNSX:TER

FQ2 2022 Earnings Call Transcripts

Thursday, August 11, 2022 9:00 PM GMT

S&P Global Market Intelligence Estimates

	-FQ2 2022-			-FQ3 2022-	-FY 2022-	-FY 2023-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS Normalized	(0.04)	(0.03)	NM	(0.01)	(0.12)	0.06
Revenue (mm)	76.40	64.80	(15.18%)	98.30	340.49	537.09

Currency: USD

Consensus as of Aug-10-2022 12:48 PM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
Share Price
Volume
8.00
7.00
6.00
5.00
4.00
3.00
2.00
0.60mm
0.50mm
0.40mm
0.30mm
0.20mm
0.10mm
0.00mm
Mar 2022
Apr 2022
May 2022
Jun 2022
Jul 2022
Aug 2022

		- EPS NORMALIZED -
	CONSENSUS	ACTUAL	SURPRISE
FQ4 2021	-	(0.62)	NM
FQ1 2022	(0.03)	(0.08)	NM
FQ2 2022	(0.04)	(0.03)	NM

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	11

Contents

Table of Contents
Call Participants	........................................................................................................................................................	3
Presentation	........................................................................................................................................................	4
Question and Answer	........................................................................................................................................................	9

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	12

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Call Participants

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	13
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

EXECUTIVES

Jason Garrett Wild
Executive Chairman

Keith Stauffer
Chief Financial Officer

Ziad Ghanem
President & COO

ANALYSTS

Andrew Partheniou
Stifel Nicolaus Canada Inc., Research Division

Andrew Semple
Echelon Wealth Partners Inc., Research Division

Andrew Richard Bond
Jefferies LLC, Research Division

Eric Des Lauriers
Craig-Hallum Capital Group LLC, Research Division

George Ulybyshev
Clarus Securities Inc., Research Division

Glenn George Mattson
Ladenburg Thalmann & Co. Inc., Research Division

Kenric Saen Tyghe
ATB Capital Markets Inc., Research Division

Matthew Baker
Cantor Fitzgerald, L.P.

Matthew Robert McGinley
Needham & Company, LLC, Research Division

Vivien Nicole Azer Cowen and Company, LLC, Research Division

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	14
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Presentation

Operator

Good afternoon. My name is Joanna, and I will be your conference operator today. At this time, I would like to welcome everyone to TerrAscend's Second Quarter 2022 Earnings Call. Joining us for today's call is Jason Wild, Executive Chairman; Ziad Ghanem, President and Chief Operating Officer; and Keith Stauffer, Chief Financial Officer.

Today's presentation includes forward-looking statements about the business outlook in the states in which the company operates. Each forward-looking statement discussed in today's call is subject to risks and uncertainties that could cause actual results to differ materially from those projected in such statements.

Additional information regarding these factors appears under the heading Risk Factors in the company's 10-K and 10-Q that was filed with the Securities and Exchange Commission and available at www.sec.gov and on the company's website at www.terrascend.com. The forward-looking statements in this presentation speak only as of the original date of this presentation, and management undertakes no obligation to update or revise any of these statements.

I would now like to introduce Mr. Jason Wild. Please go ahead, Mr. Wild.

Jason Garrett Wild
Executive Chairman

Good afternoon, everybody. Thank you for joining us this afternoon. Today, we are among the leaders in each of our 4 key markets. New Jersey, Maryland, Pennsylvania and Michigan, with the first 3 states having either recently been approved for adult-use or expected to be over the next 18 to 24 months. Scale is very important to meet the growing demand in each market, particularly as each approaches adult-use. We built scale in the early days when New Jersey was medical only. While awaiting the launch of adult use, we invested and built a leadership position in both presence and capability, which had us well prepared for the April launch.

In addition to New Jersey, we have expansion programs nearing completion or already completed in both Maryland and Pennsylvania, where we expect to have leading capabilities and capacity preparing us for adult use in each of these key markets. With Maryland adult-use on the November ballot and Pennsylvania widely considered to be not that far behind, we cannot be more excited about the future growth runway ahead of us.

The macro environment has created challenges this year, which has impacted the consumer. While growth rates across the cannabis sector have slowed, we anticipate a return to significant growth over time, mainly driven by the unfolding state-by-state growth story, particularly concentrated on the East Coast. We are in the ideal markets that are a key part of that growth story. The recent slowdown in growth is not all bad. The current market environment is presenting some extremely attractive opportunities. The benefit of our deep and not wide strategy provides opportunities that are not available to other multistate operators who are capped in many of the most attractive states. With fewer bidders for best-in-class assets, we are optimistic about our ability to acquire great businesses in excellent states at historically low multiples.

Speaking of attractive states, let's talk about New Jersey. Following the launch of adult use in late April, our 2 stores in Maplewood and Phillipsburg are performing as well or better than we expected. Additionally, our third location in Lodi just opened a few weeks ago. We believe for many reasons that Lodi will be our best-performing dispensary. Lodi finally opening, combined with the performance to date at Maplewood and Phillipsburg, bolsters our confidence that each of

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	15
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

these stores can achieve at least a $40 million run rate in their first full year of rec sales.

In Pennsylvania, our sales grew sequentially amid a challenging and competitive environment. We have completed the transition from old genetics to new, which has resonated well with patients. We were ahead of the curve last summer when we took the necessary actions to better position the company to navigate these more competitive market dynamics. Today, we have a higher-quality product that appeals to an increasingly sophisticated patient base. Pennsylvania is a key market for us long term. With our CapEx spending complete, our library of new strains now hitting the market and several upcoming new products and brand launches, we are well prepared to succeed in the current environment and to flourish upon the launch of adult-use.

In Maryland, adult-use is on in November ballot with early polls indicating that it will pass. As we did in New Jersey, we are preparing now for this reality and are on schedule with the Hagerstown expansion and the closing of the Allegheny Dispensary acquisition. These preparations along with our continued pursuit of additional dispensaries, up to the 4-dispensary limit, will position us as a leading vertically integrated operator in another key Northeast market.

In Michigan, the integration of the Gage acquisition is nearly complete. Within a market that has become very challenging, we have adjusted our cost structure accordingly. Additionally, to complement our retail presence, during the quarter we launched our branded wholesale initiatives and opened our manufacturing and extraction labs. On the retail front, we expect to have 20 dispensaries open in Michigan by the end of the year.

In the quarter with many moving parts, we have demonstrated agility by adapting to an increasingly competitive environment and volatile economic backdrop while also maintaining discipline and focus on executing our long-term growth strategy. I'd like to now turn the call over to Ziad to provide an update on our key markets. Ziad?

Ziad Ghanem
President & COO

Thank you, Jason, for laying out the macro-overview and higher-level aspects of our business. Next, I would like to take us through more details on our operations state-by-state. This is my second full quarter with TerrAscend. On my first week on the job, I promised the team and committed to spend serious time with them in the field in every business unit to learn their day-to-day operation and their challenges so I can more effectively support them. To date, I have spent more than 75% of my time in the field, rolling up my sleeves and working side by side with our team members. I witnessed passion, commitment and work ethic from team members across all functions that I had not seen in my 20+ year career in pharma. I witnessed customers celebrating and welcoming our colleagues in the communities and appreciating what they do every day. I witnessed patients sharing their emotional stories on how cannabis changed their lives and got them off multiple opioids. As a pharmacist, that makes me more determined to work harder every day for that cause.

During the travel, I spent 9 nights at the Wild residence, thank you, J.W., going deep into the night with Jason discussing our exciting and fast-moving industry and planning our expansion and our next moves. Today, I'm pleased with the progress that we have made over this period of time and even more excited about the opportunities ahead.

In Q2, we delivered solid financial results with revenue for the second quarter growing 30% sequentially and led by New Jersey. Let's start with New Jersey. Adult-use sales began on April 21, so our second quarter financial results reflect a partial quarter of adult-use sales at 2 of our 3 locations. Our Phillipsburg and Maplewood stores are performing well, with revenue, foot traffic, basket size and other key metrics exceeding our expectations. Although later than we expected, we are pleased to have recently opened our latest store in Lodi. We had our soft opening over the past 2 weeks with the grand opening planned for this weekend. We believe Lodi will be our best-performing dispensary. This location features the state's first drive-through and off of Route 17 and I80, one of the busiest traffic locations in the country.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	16
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

The Apothecarium Lodi is located in one of the most populous regions of Northern New Jersey, 14 miles outside of Manhattan and adjacent to the iconic Satin Doll Bada-Bing Club featured on the Sopranos. We are also among the operators with the longest store hours in Northern Jersey 7 days a week. Today, we are one of the only 2 operators with all 3 dispensaries open for recreational sales. As we have mentioned before, we are confident that we can achieve at least a $40 million annual run rate in each of the 3 stores within their first year of operation under adult-use.

In our Boonton cultivation facility, we are doing an excellent job of maintaining an efficient and top-quality process, from growth to processing to packaging and shipment. And at retail, we are really proud of our customer experience with minimal wait time and its high throughput.

Next, our product and brand selection in New Jersey is unparalleled, and we recently expanded with the introduction of Gage and Cookies branded products. Following the launch, we had our highest grossing day ever as sales increased 40% for the first full weekend versus the prior weekend. Since these launches, we have seen continued momentum and growth. Although subsequent to the quarter, we opened our first Cookies Corner in our Maplewood store and early signs indicate that it's performing very well.

Our hydrocarbon extraction facility is up and running, enabling us to produce multiple form factors of concentrate. Based on what we have seen in other markets, we expect this segment to account for 20% to 30% of sales over time. As the only operator in the state with the capability to sell concentrate, carrying these products exclusively in our store has helped us to develop the reputation as the destination that caters to the most sophisticated cannabis customers in the state. This in turn is attracting consumers from a wider geographic radius.

Moving next to wholesale, we are in the enviable position to have the ability to supply both the medical and recreational needs in our stores while also supplying the wholesale market with our brands. We have one of the largest cultivation and manufacturing footprints in the state. Furthermore, as mentioned on our prior call, we signed a lease on a large facility and have begun the expansion process, which will eventually take us up to the 150,000 square foot canopy limit over time.

With this ability to scale up, we expect to continue to be both a retail and wholesale leader in New Jersey, a market that is estimated to grow to $2.5 billion by 2026. We believe the New Jersey adult-use launch sets the stage for other states in the Northeast to similarly approve adult-use sales over the next 12 to 24 months. Most notably, Pennsylvania and Maryland, where we have established leadership positions as well.

Moving next to Pennsylvania, revenue grew sequentially in the quarter. The improvements we made to our cultivation facility and our generic library has significantly upgraded our product quality and selection. We have fully transitioned from our old generics to our popular new strains. As a result, wholesale customers and retail patients are responding positively. Retail in the state has become more competitive with a flattening of patient count combined with an increasing dispensary count. Today, we have 6 dispensaries open and are seeing attractive acquisition opportunities to position us with a larger retail footprint as adult-use approaches.

Wholesale in the state has become more challenging as many retail operators have begun carrying a greater mix of their own products. Within that environment, we are encouraged by the sequential increase of our realized sales price per pound of flower. This is a strong indicator that our new high-quality products and strains are resonating with patients in this increasingly competitive environment.

Over the past year, we have completed our investment in our PA facility, which has resulted in a higher quality product as well as additional capacity. We are now prepared to meet increased demand in an expected adult-use market without significant further investments.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	17
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Staying in the Northeast, we entered Maryland last year with cultivation and processing with the intention to become vertically integrated in the future. With adult-use on the ballot for November, we are taking the steps now to prepare ourselves to be vertically integrated with ample capacity and strategically located dispensaries for the anticipated increased demand. The build-out of our new facility in Hagerstown will be complete and operational this quarter. This is a large facility at 150,000 square feet, a fully functioning processing area and a kitchen. Our initial cultivation space doubles our existing capacity with room for further expansion.

On the manufactured product side, our new capabilities enable us to expand our product offering. We are excited to replace an older facility that presented operational challenges, with a new state-of-the-art facility. To date, Maryland is a wholesale market for us. We expect to close on our previously announced acquisition of Allegheny Medical in the coming weeks, subject to regulatory approval. Alleghany is an 8,000 square foot dispensary situated within 6 miles of West Virginia and Pennsylvania. We plan to rebrand the dispensary as The Apothecarium and introduce our leading brands and form factors upon closing. Alleghany is the first step for us. We continue to actively look for other retail locations to reach the 4-dispensary limit and to better position us for the anticipated strong adult-use demand.

Similar to my comments on Pennsylvania, the current competitive environment in Maryland is offering very attractive acquisition opportunities. In Michigan, the second quarter was our first full quarter of contribution from the Gage acquisition. Although not up to our expectations in our first full quarter, we have continued our integration to best position us for efficiency, profitability and positive cash flow. At the end of the second quarter, we launched our branded wholesale business, leveraging our popular Cookies and Gage brands. With over 500 dispensaries in Michigan, more than half of which are not vertically integrated and only sell third-party products, we continue to see branded wholesale as an important growth driver going forward.

Today, our retail footprint in Michigan is comprised of 12 dispensaries, all branded either Gage or Cookies, with our newest Cookies dispensary having opened during the quarter in Ann Arbor. We also introduced Khalifa Kush into our Gage dispensaries during the quarter, the premium cannabis brand founded by Grammy Award nominated recording artist Wiz Khalifa. With the pending closing of our previously announced Pinnacle acquisition, we will add another 5 dispensaries, and we also have plans to open 3 additional locations in the coming months, amounting to an expected 20 locations in total in Michigan.

At our Monitor facility, we recently opened our extraction lab and are making progress on our cultivation expansion. Between our state lineup and the open map that will allow us to be selective on where we go next, TerrAscend is set up for strong growth for years to come. Additionally, by focusing on the team members, by listening to our customers, and by delivering quality products and achieving operational excellence, we will achieve that growth while improving margins and driving profitability.

I would like now to turn the call over to Keith to provide the financial update.

Keith Stauffer
Chief Financial Officer

Thanks, Ziad. Good afternoon, everyone. The results that I'll be going over today have already been filed on both SEDAR and EDGAR. I'd also like to remind everyone that effective with our previous 2021 10-K filing in March 2022, we became a U.S. filer with the SEC and report our results in accordance with U.S. GAAP. All of the results that I will reference today are stated in U.S. dollars.

Net sales for the second quarter totaled $64.8 million, an increase of 30.5% sequentially and 10.4% year-over-year. The sequential growth was driven by the start of adult-use sales in New Jersey and by a full quarter's worth of sales in Michigan. Regarding sales by channel, wholesale revenue for the quarter was $16.8 million, a decline of 30%

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	18
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

sequentially. This decline was driven by our decision to discontinue lower-margin nonbranded wholesale business in Michigan, while focusing on our higher-margin branded wholesale business in the state.

Wholesale sales were up 11% in Pennsylvania, driven by the continued recovery of the business following our proactive intervention in the second half of 2021, the introduction of new higher quality strains, as well as the introduction of new vape and concentrate products. Wholesale sales in Maryland were down quarter-over-quarter, driven by operational challenges at our legacy Frederick facility along with the planned transition to our new Hagerstown facility in Q3.

Retail revenue for the quarter was $48 million, an increase of 87% sequentially, driven by a full quarter of retail sales in Michigan, combined with the beginning of adult-use sales in New Jersey. Retail sales in Pennsylvania and California were both stable quarter-over-quarter. Gross margin for the quarter was 35.5%. Adjusted gross margin for the quarter was 47.1% as compared to 38.4% in the previous quarter, an improvement of 870 basis points sequentially.

Adjusted gross margin excludes onetime impacts, including reserves and write-downs for aged inventory in Pennsylvania, dating back to our revamp of that facility in the second half of 2021. The sequential adjusted gross margin expansion was driven by strong improvements across all of our core businesses. In Pennsylvania, we experienced a nearly 1,000 basis point expansion driven by volume improvement in both flower and vapes. In New Jersey, margin improved by over 800 basis points as the business scaled with the beginning of adult-use sales in late April. Even more encouragingly, we saw margins improve sequentially each month of the quarter.

In Michigan, margins recovered back to nearly 40% as we focused on profitable revenue by discontinuing nonbranded wholesale sales. Also, we opened our extraction facility at the end of Q2, and we expect margin to benefit from this capability in Q3.

Sequential -- the sequential improvement in adjusted gross margin was partially offset by operational challenges and transition planning at our legacy facility in Maryland. This was a slight drag on our Q2 margins, which we expect to normalize as we transition to and ramp up at our new state-of-the-art facility in Hagerstown.

G&A expenses, excluding stock-based compensation, were up $10 million versus the previous quarter, driven by the full quarter addition of the Gage acquisition. Excluding Michigan, G&A expenses were up $1.1 million quarter-over-quarter due to additional staffing and other preopening expenses in preparation for the start of adult-use sales in New Jersey. As a percentage of revenue, G&A increased to 45.5% in Q2 from 38.7% in the previous quarter. The increase as a percentage of revenue was impacted by the addition of Gage for a full quarter as well as staffing for all 3 stores in New Jersey despite the delayed opening of our Lodi store, which has since opened subsequent to the end of the quarter.

Adjusted EBITDA for the quarter was $5.8 million versus $3.3 million in the previous quarter. Adjusted EBITDA margin improved to 8.9% in Q2 from 6.6% in Q1. The improvement was driven by higher sales and improved gross margin, offset by higher G&A expenses with the addition of Gage for a full quarter and costs associated with the launch of adult-use in New Jersey. GAAP net income for the quarter was a positive $14.2 million compared to a net loss of $16 million in the previous quarter.

Looking ahead, we expect sequential revenue growth in both quarters of the second half driven by the continued ramp-up of adult-use sales in New Jersey, the closing of the Pinnacle and AMMB acquisitions in Michigan and Maryland, respectively, growth of our branded wholesale business in Michigan, as well as additional store openings in Michigan. We also expect continued sequential growth in adjusted EBITDA as well as adjusted EBITDA margin expansion in Q3 and Q4, mainly driven by operating expense leverage.

Turning to the balance sheet, we ended the quarter with a cash and cash equivalents balance of $49 million versus $88 million at the end of March. During the quarter, we used $16 million in cash from operations, mainly driven by tax

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	19
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

payments of approximately $9.2 million and interest payments of $6.4 million. Also of note, our taxes payable balance at the end of the quarter was $13 million.

Capital expenditures, including deposits, were $12.3 million in the quarter, primarily relating to the ongoing expansion work at our Hagerstown, Maryland and Monitor Township, Michigan facilities. We also made final note payments of $5 million related to our 2021 acquisitions of HMS Cultivation and Processing in Maryland and KPR dispensaries in Pennsylvania. Our CapEx spending plans for the rest of the year mainly relate to final payments for our near completed Hagerstown project as well as our expansion plans for cultivation in New Jersey at our recently leased Harmony facility.
We have ample liquidity and access to capital as a result of our strong credit worthiness based on the attractiveness of our business. We have capacity for additional borrowing due to our unencumbered owned assets and minimal usage of sale leasebacks. This concludes our prepared remarks. I'd now like to turn it over to the Operator for questions.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	20
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Question and Answer

Operator

[Operator Instructions] Your first question comes from Andrew Bond at Jefferies.

Andrew Richard Bond
Jefferies LLC, Research Division

This is Andrew on the line for Owen Bennett. First one for me on margins, maybe for you, Keith, obviously, a very substantial improvement in the quarter, but this was largely expected, and we know there was kind of a lot of factors going into this, like optimization of production in Michigan, discontinuation of nonbranded wholesale in New Jersey coming online, plus I'd imagine a greater mix of branded sales via retail also helped. Could you quantify or help differentiate the magnitude of those various benefits and any impacts other than that to call out? And related to that, how should we think about margin trends for the rest of the year?

Keith Stauffer
Chief Financial Officer

Sure, Andrew. Yes, I think you highlighted a lot of the key drivers, and I pretty much in the way I talked about it in my prepared remarks, that was the order of magnitude in terms of priority order of the drivers on the impact in our sequential margin gain. I think as we look forward, there's going to be a balance of headwinds and tailwinds. I'll start with tailwinds because we have a lot of actions underway. We have continued ramp-up of our business in New Jersey. That's first and foremost really going to continue to drive our margins upwards. Because as I said, we've seen month-on-month-on-month improvements in our gross margin in New Jersey.

As I mentioned, the extraction lab in Michigan, that's going to really start to kick in, and we believe that's going to get us from the 40% or so mark that I mentioned, well up into the 40s as we can start to manufacture and fill our own vapes, branded vapes in Michigan. So that's another key driver. And then we also have, one thing I didn't mention in my prepared remarks, but it's good to provide color on, is we have a number of other COGS initiatives that we have underway to continue to drive down the cost per pound across all of our facilities. And we have some plans with boosting from internal talent and resources boosting our activities there. And so that's a lot of the runway on the positive side. And then we also just need keep to be mindful that we need to continue to provide the fuel to combat any continued pricing pressures that we do see across our markets.

Andrew Richard Bond
Jefferies LLC, Research Division

Great. Super helpful. And then second one, on the hydrocarbon extraction facility in New Jersey, and just generally that market, maybe for you, Ziad. I wanted to get a sense of your production levels relative to the demand you are seeing in your own stores. Is production of these products still ramping? Are you putting any purchasing limits on any of these products like limiting a rec customer to one live vape cartridge per transaction? Just trying to get a sense on your outlook for this production versus anticipated demand for these products.

Ziad Ghanem
President & COO

Yes. Thank you, Andrew. At this point, we do not have any limitation on the production, and we don't have any limitation

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	21
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

on the customers and the patients on what they get. We have a robust plan of innovation that is coming down the pipe here, both in Q3 and Q4, under different brands that cater to different segments of our customers. But to answer your question, there is no limitation.

Operator

Next question comes from Kenric Tyghe at ATB Capital Markets.

Kenric Saen Tyghe
ATB Capital Markets Inc., Research Division

Appreciate the color on Maryland. Obviously, a market that is increasingly a focus for the majority of players in the space here. Could you provide a little bit more color around the issues you ran into and what it is about Hagerstown that will be that much better, that much different? I guess the scale piece of the equation, I'd like to just better understand the evolution of the model.

And then second to that, in Maryland, you called out the fact that there's obviously increasing opportunity or acquisition opportunity to get to that full dispensary cap. But if you could perhaps try and help us handicap timelines around that or the urgency that you're bringing to get into that 4-dispensary cap.

Ziad Ghanem
President & COO

Yes, Kenric, thank you very much. From a Maryland perspective, the simple reason, it's an old facility that had old equipment that started going down during the summer season. And the manufacturer of those [ G-pods ] is no longer in business. Fixing and replacing those equipment has caused tremendous pressure on the production volume and the production quality. That is why we're very excited to transition into the new facility where that would be part of the past. That's it from a Maryland perspective.

As far as the opportunities from a buyout perspective or M&A, Kenric, we're seeing opportunities that are coming in that are extremely attractive and at multiples that are magnifying. The macroenvironment that is putting the pressure on small businesses, from the interest rate to the capital market, to inflation has really pushed some of those smaller businesses to look at their cannabis business different than how 3 or 5 years ago. And that is what we are looking at. Not only in Maryland, across the board, Keith, Jason and I are being presented almost on a weekly basis by opportunities of different sizes of potential partners who are talking to us for those M&As.

Kenric Saen Tyghe
ATB Capital Markets Inc., Research Division

Thank you, that's helpful. Maybe a quick one on Pennsylvania if I could as well. Obviously, encouraged to hear the sort of the -- just how strong the performance was in the context of that market. But also, mindful that you called out sort of flattening of that patient count growth and how much more challenging wholesale is becoming. Can you sort of frame up for us how you intend navigating that?

You obviously have managed to increase your flower prices on the new strains, but just how challenging is that wholesale environment today? Do you think it's going to get more challenging in the back half? Or do you think that you have the tools necessary to help mitigate some of those challenges? How do we think about the evolution of Pennsylvania through the second half after what appears to have been a good second quarter again in the context of the market?

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	22
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Ziad Ghanem
President & COO

Yes, Kenric, I think it's a great question. From a wholesale perspective, there are some decisions that are made today by operators to increase their vertical shelves. It's a short-term move, and it's a reaction to pressure that is caused by the environment, by the recession, by the inflation, by the pricing in the state. In my opinion, could it work or not? The only group that will decide this is the patients that are the patients in Pennsylvania. We know very well, and Keith and I have done the modeling, for every 10% improvement on your shelf space of your own vertical products, you can increase your gross margin by around 3%. But the real question is, at what cost of revenue?

We believe from a both retail and wholesale perspective, the right mix of having the right quality on your shelf in retail and presenting that right quality to wholesale, while keeping the drug, the medication for that patient of something that they have relationship with, will be the winning combination at the end of the day. So how will the next or the second half of the year work from wholesale? We're happy with the 11% increase, sequential increase we saw in wholesale. We're happy with the price that we are seeing on our new quality, and then we're expecting the patients to keep their standards high as far as the product portfolio that they expect to see on their menus.

Kenric Saen Tyghe
ATB Capital Markets Inc., Research Division

Very interesting math and I appreciate that. A quick final one for me, probably a long shot, but Keith, you called out expected margin, sequential revenue growth, sequential margin expansion and some of the drivers. The longtail part of the question here is, are you willing or able to give us some sort of target margin or at least a target range exiting there? A lot of the quantum of the improvement we can potentially look for here, even just direction would be useful.

Keith Stauffer
Chief Financial Officer

Yes. Kenric, it's -- again, we're really trying to highlight that what's really difficult to predict are the headwinds on pricing. What we can control is everything else we're doing about it internally to provide the fuel. And so that's where it's hard to give too much of a guardrail there. But we're confident in everything we're doing and everything I outlined to Andrew earlier, and that's really going to give us -- if pricing pressures subside at some point, which actually we believe they should at some point, and that's a market-by-market thing, but there are different cycles. But we're doing everything we can internally with all the initiatives that we have underway to continue to drive our costs down at our facilities and all the other things that I outlined earlier.

Operator

Next question comes from Andrew Partheniou of Stifel GMP.

Andrew Partheniou
Stifel Nicolaus Canada Inc., Research Division

Maybe starting off with your balance sheet, correct me if my math is wrong, but I think you have $240 million in debt, $60 million due in November from the Gage acquisition. Cash position is $48 million. Could you talk a little bit about your cash management plans over the next few quarters? The potential for refinancing of that maturing debt? And what kind of debt-to-EBITDA you're targeting given this quarter may not be fully representative of your normalized leverage ratio?

Keith Stauffer
Chief Financial Officer

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	23
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Yes, Andrew. Yes, you read it right in terms of the facts of our debt levels. As I mentioned, we have $49 million of cash flow on our balance sheet. We have, for example if you look out over the runway, we have New Jersey generating really strong cash flows for us on a weekly basis. Projecting for we have that coming in, we do have the Gage loan that matures in November, and we are looking to refinance that loan. And we've been actively out in the market talking with various lenders and are very encouraged by the interest and responses that we're getting and the kind of rates and terms that we're hearing in the midst of a difficult environment for borrowing that we're in. But that's our intention there. And as I mentioned in my part earlier, we feel like we have additional capacity to borrow against other assets that we own in other states that are unencumbered. And so that's kind of our gameplan for our balance sheet.

Ziad Ghanem
President & COO

Yes, Andrew, the only thing I want to add, Keith, is the reaction we're seeing during our conversations is really anchored around the available assets that we have, the creditworthiness that we earned in the market, but also the partnership versus the lendership that those groups are expressing to us because of the JWAN investment in this business and the stake hold that they have, the interest that they have in the business. They're coming into a partnership more than a lender ship.

Andrew Partheniou
Stifel Nicolaus Canada Inc., Research Division

And maybe continuing a little bit on that theme, considering that you are looking at acquisitions, just coming back to that leverage ratio, if you're thinking about raising debt to pay or fund those acquisitions. And as well, I think in the press release there was a little bit of talk about raising equity. What kind of share price improvement would you like to see to justify raising equity?

Jason Garrett Wild
Executive Chairman

It's Jason here. I would say that the comment on raising equity was for some point in the future where our stock is appreciably better than it is today. We're not considering that at these levels. In terms of acquisition opportunities, there is a broad range of opportunities that we're looking at. Some of them are very cash-light or many of them are very cash-light. Some of them are structured. Some of them have the ability to use part cash, part stock, and then further payments or earn-outs at some point down the road. We think that there's lots of arrangements that would be very balance sheet-friendly and would bring in excellent assets to the company.

In terms of what we're seeing out there, I would say that first of all, we have no FOMO. We think that the current assets that we have are excellent and are going to provide a really nice glide path of growth over the next 2 or 3 years. What I would say that has changed versus just a quarter ago is that while we are seeing a similar if not larger amount of incoming traffic, potential deals, the assets are getting better. And the multiples, the expected multiples are going down. That's something that we've been getting more and more excited about.

And we think that we are still not quite to the point where we're seeing, I've used this term internally, where we see sort of the whites of their eyes or where we're getting to the point where a deal is just so attractive that we would sort of be crazy if we turned it away. We're getting a whole lot closer to that. And I think that we will be seeing in the coming months that we'll end up taking advantage of at least 1 or 2 of those opportunities.

Operator

Next question comes from Vivien Azer at Cowen.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	24
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Vivien Nicole Azer
Cowen and Company, LLC, Research Division

I appreciate all the questions around M&A critically with Keith pointing out the sequential margin improvement will be driven by operating leverage, that's clearly a component of that. But Keith, I want to just follow up on that. With the full integration of Gage, a clear step-up in terms of SG&A dollars sequentially, like what opportunities are there for increased cost synergies as you continue to look at a somewhat expanded business, recognizing that you guys have a more narrow geographic footprint than some of your peers? Thanks.

Keith Stauffer
Chief Financial Officer

Yes, Vivien. Just like the COGS initiatives, we have a pretty long list of operating expense initiatives as well. I don't know if your question was targeted specifically at Michigan, but we've taken some pretty notable actions already in Michigan, and there's more opportunity to come. But more broadly, there's opportunities to continue to drive savings and productivity across the board that we're pursuing pretty aggressively.

And we believe that that combined with continued growth in our revenue is going to give us better operating leverage, and we see this quarter being a peak because really absorbing that full quarter impact of the operating expenses in Michigan was quite an impact in Q2. In fact, some of the actions that we took in Michigan, we took at the end of the second quarter that didn't have much of an impact in the second quarter, but will already start to have an impact in the third quarter and beyond. Hopefully, that provides a bit more context there.

Vivien Nicole Azer
Cowen and Company, LLC, Research Division

Yes, that's helpful and that seems prudent. If I could just follow up with you, Keith, I'm sure you're certainly aware of what external expectations were for the quarter and what they are for the year. We've tried to be conservative, but you came in below our expectations. Do you care to comment on external expectations for revenues in the back half?

Keith Stauffer
Chief Financial Officer

Look, we've been focused internally on our business. We stopped giving guidance. I know that makes it tricky for everybody's estimates to come in line with how the business is trending. We do have a lot of moving parts with bringing Gage onboard, with the revamp in Pennsylvania and the shift in the entire operating environment in Pennsylvania. There's a lot of moving parts, so I understand it's difficult to model all that, the New Jersey ramp up. I don't really have a comment on the back half of the year consensus numbers. I assume everyone will relook at those numbers in light of what we reported this quarter and some of the commentary on what we expect broadly speaking in the back half of the year.

Operator

Next question comes from Eric Des Lauriers at Craig-Hallum Capital Group.

Eric Des Lauriers
Craig-Hallum Capital Group LLC, Research Division

Could you quantify the CapEx that you're expecting for Maryland and the New Jersey expansion and then perhaps touch on timing expectations?

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	25
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Keith Stauffer
Chief Financial Officer

Eric, Keith. The CapEx project for Maryland is pretty much complete at this point. There's still payments that will be made according to the terms, but the project is complete. And then New Jersey, without getting into specific detail on exactly, New Jersey is now underway. If I could frame it for you, the way I'd frame it is that our CapEx plans in the back half of the year, which are essentially New Jersey, will be slightly below the CapEx spending in the first half of the year. So that's about -- maybe that gives you an idea of what to expect there.

Eric Des Lauriers
Craig-Hallum Capital Group LLC, Research Division

And does that comment -- sorry, just to clarify, does that include the pending payments for Maryland?

Keith Stauffer
Chief Financial Officer

No. And then layering that on top, so the new CapEx spending in the back half plus pending payments from Maryland will be the back half spending.

Eric Des Lauriers
Craig-Hallum Capital Group LLC, Research Division

Okay. And do you expect -- I appreciate the color on some of these margin and cost improvements that you guys are focused on. Do you expect to generate positive cash flow from ops in the second half?

Keith Stauffer
Chief Financial Officer

We're not giving a specific timeframe on that, but we're focused on the initiatives that I described, continued sequential progression across the line items and with an eye towards positive operating cash flow. If not by the end of the second half, by the first quarter of 2023.

Operator

Next question comes from Matt McGinley at Needham.

Matthew Robert McGinley
Needham & Company, LLC, Research Division

I have a more specific follow-up question on Michigan. Your revenue slip is $17.5 million, but even at a 40% gross margin rate, it sounded like based on your comments the G&A was probably around $12 million in the quarter, which would imply you're really moving in the wrong direction in terms of profitability in the state. My question is, you mentioned some of the cost cutting, but what turns for you in Michigan to get that to profitable? Is there that much corporate overhead in the state that you need M&A to get back to profitability? Or is there just a 4-wall profitability problem with the stores that might be harder to fix?

Ziad Ghanem
President & COO

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	26
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Yes, Matt, this is Ziad. Thank you for the question. It's not. We have some synergy that we already started exploring here between Michigan and the remaining of the businesses, starting with our marketing and our user experience team. Some of the initiatives that we took out of Michigan and then created a shared service with a market like New Jersey instead of bringing in additional talent and headcount, we created that shared service to be spread across the enterprise. In Michigan itself, while it does not show in this quarter, what you'll see in the next quarter, we've had specific initiatives.

One of them is around the COGS specifically from an automation perspective and from a labor perspective as it comes to the cost of production. We have reduced the cost per pound by around 10% to 12% with the plan by next quarter for the cumulative reduction to be around 30% on that cost of production per pound. The second area that the team has done an outstanding job in Michigan, immediately sprinting into action, is both at a mid-level management, but also on the labor model piece in retail.

When you look at our retail labor model, in general in the industry, it sits somewhere around 2 to 3 transactions per manhour. We believe that across the board, not only in Michigan, that that labor model needs to look more like 4 to 6 transactions per manhour. And also, the stores need to be tiered with a slower labor model, an additional model that goes in with transaction. Those initiatives have already taken place in Michigan and we're already seeing the benefit of this. To recap, it's on the COGS. It is under OpEx side from a labor model perspective, and it is on the overhead by leveraging the team that was built for the future to fit for the present across the entire enterprise.

Matthew Robert McGinley
Needham & Company, LLC, Research Division

And then my follow-up is on New Jersey. When do you believe that you'll be sufficiently supplied to begin selling more wholesale product to other dispensaries in the state? You noted the $40 million run rate for the dispensaries, I'm just wondering how we should think about the wholesale opportunity in the first year, not just the retail opportunity.

Ziad Ghanem
President & COO

Yes. In New Jersey, we already have started our wholesale efforts. We've had -- it's an exciting wholesale market. We waited, we carefully planned to make sure that Lodi is set up well, Maplewood and Phillipsburg are set up well and the wholesale team has done an outstanding job. We consider ourselves in this last quarter to be top 2 wholesale supplier to the market.

In addition to the current sales we're seeing, as more applications are granted and more licenses are coming online, the team is already engaging 6 to 9 months prior to the opening of retail to make sure they establish that relationship, offer the tours, let the potential wholesale customers learn about the product, see the quality in order to become a customer further down the line and loyal customers.

Operator

Next question comes from Glenn Mattson at Ladenburg.

Glenn George Mattson
Ladenburg Thalmann & Co. Inc., Research Division

Just on the M&A strategy, I'm curious about the thought process in terms of historically you've done well by trying to get into states before legalization happens, get in there early, wait it out until the bill req comes along. Is that your goal to look for more states on that side of the equation? Or is it more just a financial transaction, whereby if you get a deal

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	27
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

that's just too hard to pass up, no matter the market, it's just you would jump on a deal like that? Which of those 2 is more accurate?

Jason Garrett Wild
Executive Chairman

Yes. I would say it's more looking for acquisitions in markets, in medical markets that are going to go rec, the whole sort of eat while you dream approach. There's lots of places or ways to go in Pennsylvania and in Maryland where we can buy more assets there, benefit but the scale, eat while we dream, and then when it goes rec, then it's off to the races. In terms of new markets, there are certainly -- multiples are certainly less in states that have already gone rec, but we are still more focused on the also attractive valuations of assets in medical states that are looking like they're going to go rec in the coming years.

Glenn George Mattson
Ladenburg Thalmann & Co. Inc., Research Division

And one quick one also on Maryland, do you have a sense of like if the vote were to be passed, like how ready is that state to turn on? Have they learned from some of the mistakes made in other markets? Or just the sense of have you talked to the powers that be there and have a feel for the appetite once the vote happens?

Ziad Ghanem
President & COO

Yes. Here is the fact today. We know we are -- this is Ziad. It's on the ballot for November. The other fact is the governor said they will not interfere in the signature and they will let it go. Those are all great signs. All the surveys show that it will pass the ballot. So those are the facts that we know today. Then as we all know, it could be an Arizona, it could be an Illinois, or it could be a New Jersey approach. We hope -- or timeline. We hope it's an Arizona. And a few opinions lead us to believe and a few government affair lobbyists lead us to believe that it is a 2023 launch.

Keith Stauffer
Chief Financial Officer

And maybe just to add that it's a more developed medical program than New Jersey was. New Jersey had a lot more to work through, not giving any excuses to the state there, but that maybe is why it took longer.

Jason Garrett Wild
Executive Chairman

Yes. And one thing I would add to that is, I believe, and this might not be still true, but I believe that the question as it was written to be on the ballot said something to the effect of, do you think that adult-use should be approved for people that are over the age of 21 on I think it was like July 30 of 2023, or something to that effect. Which would -- if we're reading the tea leaves right, and it doesn't mean that they'll execute it and get it open on time or as they plan, but that also leads us to believe that it will hopefully be implemented sometime in the summer of next year if it passes the vote.

Operator

Next question comes from Noel Atkinson at Clarus Securities.

George Ulybyshev
Clarus Securities Inc., Research Division

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	28
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

This is George dialing in on behalf of Noel. Most of our questions have been addressed, so just a quick one here. Are you guys still targeting to have 40 or more retail stores in your portfolio by the end of the year?

Ziad Ghanem
President & COO

Yes. George, we're being very agile, and we're not being stubborn and we're being stingy we're allowing, we're letting the environment guide us on where to go. Michigan, for example, as the state adjusted quickly in this challenging environment, and arguably it's one of the fastest switches we've seen anyway, including Colorado and California. We reviewed our plan, and we felt that 3 stores plus the 5 stores that we are acquiring with Pinnacle would be the best fit for that next quarter. And we will continue to evaluate and we will continue to see what the next moves are.

Now pricing is one factor that will help us decide on that retail versus wholesale. The other factor here is, we're seeing in every state, and publicly the names are published, of cultivation assets that are shutting down or reducing their production by 80% or 90%. That is going to bring in some balance between the supply and the demand. That's what Keith was referring earlier to, we expect the price to balance at some point. If that dynamic continues, then getting back to more aggressive on retail or increasing our retail fleet will be at the center of our attention.

Now also what we have decided is, we are being very thoughtful and we take, we put big efforts to think on the ROI of every dollar we spend from a CapEx perspective. We believe in today's environment, buying an operational store that is established, like we are doing in Maryland and Pinnacle is a smarter and a better decision than building a store from the ground up. And all those balances is what will determine where we will be from our accounts.

Operator

Next question comes from Andrew Semple at Echelon Capital Markets.

Andrew Semple
Echelon Wealth Partners Inc., Research Division

I just wanted to return to the pressured space in Michigan. And I appreciate the color that's been provided so far on the wholesale dynamics in that state. I guess as Matt already pointed out, there's some disclosures made in the financial statements that would suggest that sales in that state were down about 27% quarter-over-quarter.

Just given the retail and wholesale mix that's been typical in that market, that magnitude of decline would appear to suggest there was also some fairly significant pressure on retail in Michigan within that quarter. If that is the case, can you maybe spend some time on the retail dynamics in Michigan for the second quarter? And what your expectations are for sales per store for the second half of this year?

Keith Stauffer
Chief Financial Officer

Andrew, this is Keith. I'll start and then Ziad will pick it up. I think it's just worth clarifying that $7 million came out quarter-on-quarter related to our decision to no longer do bulk wholesale, which was a very low-margin business. That's going to make us healthier going forward, and that distorts maybe what you're seeing or picking up in what's been disclosed there. Ziad will take the retail question.

Ziad Ghanem
President & COO

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	29
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Yes. From a retail perspective, we mentioned that retail is flat. No matter how you slice it, retail is flat in Pennsylvania and Michigan. Obviously, New Jersey is a happy story, the honeymoon story. It's a great story for us and we're super excited because we see in future in Pennsylvania and New Jersey. But back to sales, what we look at through really excellent dashboards and data-driven platforms on the loyalty and the acquisition and the retention of patients and customers in each state. For example, in Michigan, from Q1 to Q2, we have seen a 20% increase in customer count in our retail stores.

New customers were accounted for 50% in Michigan. We're still acquiring customers in Michigan in a very attractive way. The retention is where the sensitivity for pricing comes in. The story in Pennsylvania is even brighter. We look at our loyalty in 6 tiers. The best 3 tiers are the loyal customers, the super loyal customers, and the super-super loyal customers. The super-super loyal customers visit us more than 10 time every 90 days. The ones below visit us 5 to 10 times every 90 days, and the loyal visit us more than 4 to 5 times every 90 days. In Pennsylvania, 80% of our customers are in those pockets, the 3 I described, and 70% are in super loyal and super-super loyal. In addition, on the other hand, we look at the customers that are new to us that have not used us in the previous 6 months and we see that acquisition is getting much better in retail for us.

And I think the combination of that retention and that acquisition is what allowed us to be flat in an environment that is that challenging. Or in an environment where the state itself has flattened or has gone down. You look at Pennsylvania for example, since March, the market sales have gone down from $104 million to $95 million. Similar story in Michigan from market sales. In that environment, with sales plateauing in the state, cultivation increasing, retail doors increasing, for us to be flat when we dissect the data, we feel that it's working as well as we can make it work today.

Andrew Semple
Echelon Wealth Partners Inc., Research Division

Okay. Appreciate the additional color there. And one more quick one, if I may. I know you don't typically comment on state-by-state data, but maybe just directionally here, how is the gross margin profile of New Jersey shaping up to some of your other limited license markets, where you are vertically integrated? I guess, mainly Pennsylvania.

Jason Garrett Wild
Executive Chairman

Yes. It's fantastic. The picture in New Jersey is probably as good as you can get in a market given the dynamics there. We're seeing very, our healthiest by far, gross margin profile. And like I said, getting better month-over-month-over-month. We're still not at a point where we're far enough along in the adult-use program to say that we've topped out with getting scale and cost leverage for gross margin. We're really encouraged with where we are April through May through June, and continually encouraged to see where we can go from here. And that's also without even adding in the additional COGS initiatives that we keep talking about. Because we don't want to just rest on our laurels even in a state like New Jersey, we want to continue to drive optimization across all the lines.

Operator

Next question comes from Pablo Zuanic at Cantor Fitzgerald.

Matthew Baker
Cantor Fitzgerald, L.P.

This is Matthew Baker on for Pablo. Can you comment on the New Jersey market cadence after the first month sales of $24 million? Was that pent-up demand and the market has dropped? Or are sales much more now? Just any color there would help. And then can you comment on whether your 2 direct stores, excluding Lodi which just opened, are above the market average per store of $2 million?

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	30
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Keith Stauffer
Chief Financial Officer

Matthew, it's Keith again. Ziad I'm sure will chime in. I guess the first thing is, it's difficult to say because that first month information that came out, I think everybody in the state kind of felt like so-so about the accuracy of that information. I'll set that aside for a minute and maybe just comment on how we're doing, and we're really positive. I think we shared it in our opening remarks and reinforced our belief that we can reach $40 million at each of our stores.

And it's hard to say because the data is not published across the market, but one would think from that piece of information that that would be over-indexing versus the market. And it makes sense to us because we believed all along, way before the adult-use program even started, that our advantaged store locations in Northern New Jersey and our operational capabilities would get us above average. So yes, I think that's -- Ziad, do you have anything to add?

Ziad Ghanem
President & COO

Yes. The only thing I would add, from a data perspective, I know it's a short period, but we take that first month data of $24 million and then we know factually that 17% of the door share that we own in the state delivered 20% share of the revenue of that number. That was prior to launching Cookies, that was prior to launching Gage, that was prior to launching concentrates, that's prior to opening the Cookies Corner.

All those are events that have created record foot traffic and revenue for us. And that is what is making, giving us the confidence around the $40 million that we talk about in each store. And I can tell you how excited we are, Matthew, about Lodi grand opening on Saturday. I'll be there remembering my pharmacy days and working the drive-through and the first drive-through in the state. But those are the facts anecdotally, but confidently, we feel that we are doing better than average and better than many.

Matthew Baker
Cantor Fitzgerald, L.P.

And then just one more question also on New Jersey. Can you comment on your retail versus wholesale split? And then how much of your New Jersey retail sales come from your own branded products?

Ziad Ghanem
President & COO

Yes. New Jersey is acting almost like fully vertical. 90-plus is totally vertical, but that's by design. And because it's early and because we're selective and because of our products. We don't think we will stay there. Similar to my color on Pennsylvania, the customer and the patient, as the state and the customers gain more experience with cannabis, their expectation and their excitement goes up and foot traffic improves, and basket size increases when your product portfolio and your menu is vaster and bigger.

It will not -- it will take some time, but we will thoughtfully, through the right partnership of other wholesale providers that we believe in the quality that fit our vision and our strategy, we will increase that dynamic between own brand and third party. As far as the question around wholesale versus retail, we're still in early days. We were extremely conservative, first, to make sure that Maplewood and Phillipsburg throughput are supported with everything we produce. And that's actually happening. Lodi was our biggest wait.

And even though we're excited about this Saturday or about 2 weeks ago during the soft opening, it took longer than

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	31
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

what we expected, and knowing that it's going busier than the other stores, we manage inventory in a conservative way. But once Lodi kicks in, we will be able to unlock and have a better understanding of that mix between wholesale and retail. Matthew, I can assure you, New Jersey will be to us a demand market, not a supply market. Anything that we produce, we will be able to sell and we'll decide that mixture between the 2 that is most beneficial to us.

Operator

There are no further questions. You may proceed.

Jason Garrett Wild
Executive Chairman

Thank you for joining us today, and we look forward to speaking with you next quarter.

Operator

Ladies and gentlemen, this concludes your conference call for today. We thank you for participating, and we ask that you please disconnect your lines.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	32
spglobal.com/marketintelligence

TERRASCEND CORP. FQ2 2022 EARNINGS CALL | AUG 11, 2022

Copyright © 2022 by S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.

These materials have been prepared solely for information purposes based upon information generally available to the public and from sources believed to be reliable. No content (including index data, ratings, credit-related analyses and data, research, model, software or other application or output therefrom) or any part thereof (Content) may be modified, reverse engineered, reproduced or distributed in any form by any means, or stored in a database or retrieval system, without the prior written permission of S&P Global Market Intelligence or its affiliates (collectively, S&P Global). The Content shall not be used for any unlawful or unauthorized purposes. S&P Global and any third-party providers, (collectively S&P Global Parties) do not guarantee the accuracy, completeness, timeliness or availability of the Content. S&P Global Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON "AS IS" BASIS. S&P GLOBAL PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT'S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. In no event shall S&P Global Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the Content even if advised of the possibility of such damages. S&P Global Market Intelligence's opinions, quotes and credit-related and other analyses are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions, and do not address the suitability of any security. S&P Global Market Intelligence may provide index data. Direct investment in an index is not possible. Exposure to an asset class represented by an index is available through investable instruments based on that index. S&P Global Market Intelligence assumes no obligation to update the Content following publication in any form or format. The Content should not be relied on and is not a substitute for the skill, judgment and experience of the user, its management, employees, advisors and/or clients when making investment and other business decisions. S&P Global Market Intelligence does not act as a fiduciary or an investment advisor except where registered as such. S&P Global keeps certain activities of its divisions separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain divisions of S&P Global may have information that is not available to other S&P Global divisions. S&P Global has established policies and procedures to maintain the confidentiality of certain nonpublic information received in connection with each analytical process.

S&P Global may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P Global reserves the right to disseminate its opinions and analyses. S&P Global's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P Global publications and third-party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.
© 2022 S&P Global Market Intelligence.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	33
spglobal.com/marketintelligence